EXHIBIT 12.1

CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

			2011		2010	Year Ended December 31,
			3 Months	12 Months	3 Months
			Ended	Ended	Ended
		Earnings: ($000)	March 31	March 31	March 31	2010	2009	2008	2007	2006
A.		Net income from Continuing Operations	$17,007	$37,186	$20,564	$40,743	$33,693	$31,148	$41,318	$43,787
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	970
C.		Federal and State Income Tax	10,644	17,064	14,062	20,482	22,442	20,824	22,719	24,473
	Less	Income from Equity Investments	464	(88)	234	(318)	229	568	1,895	1,810
	Plus	Cash Distribution from Equity Investments	-	817	54	871	1,775	2,463	3,427	1,315
D.		Earnings before Income Taxes and Equity Investments	$27,429	$56,125	$34,688	$63,384	$58,651	$54,837	$66,539	$69,005
E.		Fixed Charges
		Interest on Other Long-Term Debt	6,532	23,896	5,609	22,973	20,999	20,518	18,653	16,425
		Other Interest	1,449	5,357	1,517	5,425	3,996	3,360	3,189	3,622
		Interest Portion of Rents(1)	269	955	274	960	1,043	1,220	1,278	1,112
		Amortization of Premium & Expense on Debt	300	989	224	913	956	982	963	991
		Preferred Stock Dividends Requirements of Central Hudson	366	1,367	382	1,408	1,553	1,566	1,453	1,427
		Total Fixed Charges	$8,916	$32,564	$8,006	$31,679	$28,547	$27,646	$25,536	$23,577
	Less	Preferred Stock Dividends Requirements of Central Hudson	366	1,367	382	1,408	1,553	1,566	1,453	1,427
F.		Total Earnings	$35,979	$87,322	$42,312	$93,655	$85,645	$80,917	$90,622	$91,155

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(127)	(32)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	843	210	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.590	1.471	1.667	1.520	1.692	1.707	1.573	1.542
K.		Preferred Dividend (Pre-tax) (I x J)	334	1,240	350	1,281	1,426	1,439	1,326	1,300
L.		Plus Allowable Dividend Deduction	32	127	32	127	127	127	127	127
M.		Preferred Dividend Factor	$366	$1,367	$382	$1,408	$1,553	$1,566	$1,453	$1,427

N.		Ratio of Earnings to Fixed Charges (F/E)	4.0	2.7	5.3	3.0	3.0	2.9	3.5	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.